PERSHING GOLD ANNOUNCES DIVESTITURE OF URANIUM PROPERTIES TO AMERICAN STRATEGIC MINERALS CORPORATION

LAKEWOOD, CO, June [13], 2012 (GLOBE NEWSWIRE) – Pershing Gold Corporation (OTCBB: PGLC) (“Pershing”) is pleased to announce the sale to American Strategic Minerals Corporation (OTCBB:ASMC) (“Amicor”) of 100% of its interest in Continental Resources Acquisition Sub, Inc., Pershing’s wholly-owned subsidiary holding all of its interests in uranium exploration properties.

In January 2012 Pershing and Amicor entered into an Option Agreement under which Amicor acquired the option to purchase Pershing’s uranium properties. As consideration for the option, Pershing received a $1,000,000.00 non- interest-bearing promissory note, ($930,000.00 of which has been repaid), and10 million shares of Amicor common stock, of which Pershing has sold 820,000. Amicor exercised its option to acquire the uranium properties and paid the $10.00 exercise price. With the completion of this transaction on June 11, 2012, Pershing has divested all of its uranium assets. Pershing continues to hold 9,180,000 shares in Amicor.

Steve Alfers, Executive Chairman and CEO of Pershing Gold, said, “By completing the Amicor transaction, Pershing Gold can now place all of its attention on gold exploration and development in Nevada.”

About Pershing Gold Corporation

Pershing Gold Corporation is a new gold exploration and development company focusing on acquiring, exploring, and developing gold deposits in Pershing County and elsewhere in Nevada. The Relief Canyon Mine property in Pershing County is owned by Gold Acquisition Corp., the Company’s wholly owned subsidiary.

Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements include statements regarding the Company’s plans to place all of its attention on gold exploration and development in Nevada. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others: whether the Company can continue to raise funds required for exploration and development activities, whether the results of its exploration activities and evaluations will be positive, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities; and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2012 and each subsequently filed Current Report on Form 8-K. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:	Stephen D. Alfers, Executive Chairman, President and CEO
Phone Number: 720.974.7248
Email: Info@pershinggold.com
www.PershingGold.com